Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 Nos. 333-111496, 333-125100, 333-134012, 333-144953, 333-145408 and 333-168395) of Illumina, Inc.,
(2) Registration Statement (Form S-4 No. 333-139111) of Illumina, Inc., and
(3) Registration Statements (Form S-8 Nos. 333-42866, 333-69058, 333-88808, 333-104190, 333-114633, 333-124074, 333-125133, 333-129611, 333-134399, 333-140416, 333-147389, 333-151625, 333-159662, 333-168393, 333-188037 and 333-190322) of Illumina, Inc.;

of our reports dated February 17, 2015, with respect to the consolidated financial statements and schedule of Illumina, Inc., and the effectiveness of internal control over financial reporting of Illumina, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended December 28, 2014.

/s/ Ernst & Young LLP

San Diego, California
February 17, 2015